NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2019 FOURTH QUARTER

AND FISCAL 2019 FULL YEAR RESULTS

NEW YORK, NEW YORK (February 13, 2020) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $8,759,000 and $44,045,000 for the three months ended November 30, 2019 (the “2019 fourth quarter”) and the fiscal year ended November 30, 2019 (“fiscal 2019”), respectively, as compared to $8,403,000 and $33,800,000 for the three months ended November 30, 2018 (the “2018 fourth quarter”) and the fiscal year ended November 30, 2018 (“fiscal 2018”), respectively. The higher total revenue in the 2019 fourth quarter, as compared to the 2018 fourth quarter, reflected an increase in rental revenue as there were no property sales in either the 2019 fourth quarter or the 2018 fourth quarter. The higher total revenue in fiscal 2019, as compared to fiscal 2018, reflected an increase in revenue from property sales and, to a lesser extent, an increase in rental revenue.

Rental revenue increased to $8,759,000 and $34,217,000 for the 2019 fourth quarter and fiscal 2019, respectively, from $8,403,000 and $32,777,000 for the 2018 fourth quarter and fiscal 2018, respectively. The $356,000 increase in rental revenue in the 2019 fourth quarter, as compared to the 2018 fourth quarter, principally reflected leasing of previously vacant space. The $1,440,000 increase in rental revenue in fiscal 2019, as compared to fiscal 2018, principally reflected rental revenue from 220 Tradeport Drive (“220 Tradeport”), an approximately 234,000 square foot build-to-suit industrial/warehouse building in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut, and, to a lesser extent, leasing previously vacant space. A full building, long-term lease of 220 Tradeport commenced in the 2018 fourth quarter upon the building’s completion.

Revenue from property sales was $9,828,000 in fiscal 2019 as compared to $1,023,000 in fiscal 2018. Fiscal 2019 revenue from property sales primarily reflected $7,700,000 from the sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut (the “Simsbury Land Sale”) to a buyer that is using the land for a solar farm. Property sales occur periodically and year to year changes in revenue and gains from property sales may not be indicative of any trends in Griffin’s real estate business.

Griffin reported a net loss of ($2,582,000) and a basic and diluted net loss per share of ($0.51) for the 2019 fourth quarter, as compared to a net loss of ($139,000) and a basic and diluted net loss per share of ($0.03) for the 2018 fourth quarter. The higher net loss in the 2019 fourth quarter, as compared to the 2018 fourth quarter, principally reflected an impairment loss in the 2019 fourth quarter of $3,100,000 in connection with a reduction of the carrying value of Griffin’s approved but unbuilt residential development (“Meadowood”) in Simsbury, Connecticut, as further discussed below, and higher general and administrative expenses in the 2019 fourth quarter, as compared to the 2018 fourth quarter. This was partially offset by an increase in operating income from leasing (“Leasing NOI”)1, which Griffin defines as rental revenue less operating expenses of rental properties, and a higher income tax benefit in the 2019 fourth quarter, as compared to the 2018 fourth quarter.

In the 2019 fourth quarter, management decided to pursue alternatives to a large scale, long-term residential development for Meadowood that would enable Griffin to realize proceeds in a more timely manner that could be redeployed by Griffin towards its key strategy of increasing its industrial/warehouse portfolio. As a result of these actions, in the fiscal 2019 fourth quarter, Griffin recorded the impairment loss to lower the carrying value of the real estate assets of Meadowood to their estimated fair value of approximately $5,400,000. On February 3, 2020, Griffin entered into an option agreement (the “Meadowood Option Agreement”) under which a national land conservation organization has the right to purchase the Meadowood site for open space and farmland preservation whereby Griffin would receive net proceeds of approximately $5,400,000, if the purchase option is exercised. Completion of the sale contemplated under the Meadowood Option Agreement is subject to several contingencies, including the satisfactory outcome of due diligence by the buyer and the buyer securing funding from several public and private sources to acquire the Meadowood property. There is no guarantee that the sale contemplated under the Meadowood Option Agreement will be completed under its current terms, or at all.

Griffin reported net income of $3,668,000 and basic and diluted net income per share of $0.72 for fiscal 2019, as compared to a net loss of ($1,653,000) and a basic and diluted net loss per share of ($0.33) in fiscal 2018. The net income in fiscal 2019, as compared to the net loss in fiscal 2018, principally reflected: (a) a pretax gain of $7,829,000 from property sales in fiscal 2019 (including a pretax gain of $7,349,000 on the Simsbury Land Sale), as compared to a pretax gain of $879,000 from property sales in fiscal 2018; and (b) an increase of $977,000 in Leasing NOI in fiscal 2019, as compared to fiscal 2018; partially offset by (c) the impairment loss of $3,100,000 reflected in the 2019 fourth quarter; and (d) an increase of $397,000 in depreciation and amortization expense in fiscal 2019, as compared to fiscal 2018.

Leasing NOI increased to $6,331,000 and $24,222,000 in the 2019 fourth quarter and fiscal 2019, respectively, from $6,149,000 and $23,245,000 in the 2018 fourth quarter and fiscal 2018, respectively. The increases in Leasing NOI in the 2019 fourth quarter and fiscal 2019, over the comparable periods in fiscal 2018, reflected the aforementioned increases in rental revenue partially offset by increases in operating expenses of rental properties in the 2019 fourth quarter and fiscal 2019 of $174,000 and $463,000, respectively, over the comparable periods in fiscal 2018. The increases in operating expenses of rental properties were principally due to two buildings, 220 Tradeport and 6975 Ambassador Drive (“6975 Ambassador”), an approximately

1 Leasing NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities. However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP. In prior years, Griffin referred to this metric as “profit from leasing activities.” Griffin changed from profit from leasing activities to Leasing NOI to be more in line with terminology used by other real estate companies.

134,000 square foot industrial/warehouse building in the Lehigh Valley of Pennsylvania, that were both in service for the entire year in fiscal 2019 after being placed in service during the 2018 fourth quarter.

The increase in depreciation and amortization expense to $11,801,000 in fiscal 2019, from $11,404,000 in fiscal 2018, principally reflected depreciation and amortization expense related to 220 Tradeport and 6975 Ambassador, which were in service for the entire year in fiscal 2019, as compared to being in service for only the fourth quarter in fiscal 2018.

As of November 30, 2019, Griffin’s twenty-eight industrial/warehouse buildings aggregating approximately 4,029,000 square feet (90% of Griffin’s total real estate portfolio) were 93% leased. Excluding two industrial/warehouse buildings (“160 International and 180 International”) aggregating approximately 283,000 square feet in the Charlotte, North Carolina area that were completed and placed in service in the 2019 fourth quarter, which were 37% leased in the aggregate as of November 30, 2019, Griffin’s industrial/warehouse buildings were 97% leased as of November 30, 2019. Griffin’s twelve office/flex buildings aggregating approximately 433,000 square feet were 70% leased as of November 30, 2019. Griffin’s total real estate portfolio of approximately 4,462,000 square feet was 90% leased as of November 30, 2019 (94% leased excluding 160 International and 180 International).

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding Griffin's beliefs and expectations regarding the completion of any sale pursuant to the Meadowood Option Agreement. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Statements" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2019. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	Nov. 30, 2019	Nov. 30, 2018	Nov. 30, 2019	Nov. 30, 2018
Rental revenue (1)	$8,759	$8,403	$34,217	$32,777
Revenue from property sales (2)	—	—	9,828	1,023
Total revenue	8,759	8,403	44,045	33,800

Operating expenses of rental properties (1)	2,428	2,254	9,995	9,532
Depreciation and amortization expense	2,995	2,954	11,801	11,404
General and administrative expenses	2,110	1,934	7,677	7,749
Costs related to property sales	—	—	1,999	144
Total expenses	7,533	7,142	31,472	28,829

Impairment loss (3)	(3,100)	—	(3,100)	—
Gain on insurance recovery (4)	—	—	126	—
Operating income (loss)	(1,874)	1,261	9,599	4,971

Interest expense (5)	(1,632)	(1,704)	(6,408)	(6,270)
Investment income	22	76	264	151
Gain on sales of common stock of Centaur Media plc
Income (loss) before income tax benefit (provision)	(3,484)	(367)	3,455	(1,148)
Income tax benefit (provision) (6)	902	228	213	(505)
Net income (loss)	$(2,582)	$(139)	$3,668	$(1,653)

Basic net income (loss) per common share	$(0.51)	$(0.03)	$0.72	$(0.33)

Diluted net income (loss) per common share	$(0.51)	$(0.03)	$0.72	$(0.33)

Weighted average common shares outstanding for computation of basic per share results	5,073	5,053	5,070	5,023

Weighted average common shares outstanding for computation of diluted per share results	5,073	5,053	5,106	5,023

(1) Net operating income from leasing (“Leasing NOI”):

	For the Three Months Ended		Fiscal Year Ended
	Nov. 30, 2019	Nov. 30, 2018	Nov. 30, 2019	Nov. 30, 2018
Rental revenue	$8,759	$8,403	$34,217	$32,777
Operating expenses of rental properties	2,428	2,254	9,995	9,532
Leasing NOI	$6,331	$6,149	$24,222	$23,245

(2) Revenue from property sales in the fiscal year ended November 30, 2019 included $7,700 from the sale of approximately 280 acres of undeveloped land in Simsbury, Connecticut.

(3) The impairment loss in the fourth quarter and fiscal year ended November 30, 2019 reflected the reduction of the carrying value of real estate assets related to Griffin’s residential development in Simsbury, Connecticut.

(4) Reflects the settlement of an insurance claim for storm damage to Griffin’s nursery farm in Quincy, Florida that had been leased to a nursery operator. The lease terminated in fiscal 2018 upon the bankruptcy filing of the former tenant.

(5) Interest expense is primarily for mortgages on Griffin’s rental properties.

(6) The income tax benefit for the fiscal year ended November 30, 2019 included a benefit of $873 for a partial reduction of the valuation allowance on deferred tax assets for Connecticut state income taxes as a result of new tax legislation enacted in the fiscal 2019 third quarter. The income tax provision for the fiscal year ended November 30, 2018 included a charge of $1,001 for the re-measurement of Griffin’s deferred tax assets as a result of the reduction of the federal statutory tax rate from 35% to 21% under the Tax Cuts and Jobs Act that was enacted in the fiscal 2018 first quarter.